Registration No. 333-33089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	42-1449849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

825 Central Avenue
Fort Dodge, Iowa 50501
(515) 576-7531

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NORTH CENTRAL BANCSHARES, INC.
    1996 STOCK OPTION PLAN

    (FULL TITLE OF THE PLAN)

David M. Bradley
Chairman, President and Chief Executive Officer
825 Central Avenue
Fort Dodge, Iowa 50501
(515) 576-7531
(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

V. Gerard Comizio, Esq.
Paul Hastings LLP
875 15th Street, N.W.
Washington, DC 20005
Tel: (202) 551-1272
Fax: (202) 551-0419

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company)☐	Smaller reporting company ☒

EXPLANATORY STATEMENT

Deregistration of Unsold Securities.

This Post-Effective Amendment No. 1 (this “Post Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-33089), filed with the Securities and Exchange Commission on August 7, 1997 (the “Registration Statement”) by North Central Bancshares, Inc. (“North Central”), relating to the registration of 401,105 shares of its common stock, $0.01 par value per share (the “Common Stock”), issuable upon the exercise of options issued under the North Central Bancshares Inc. 1996 Stock Option Plan.

On June 22, 2012, North Central was acquired via merger by Great Western Bancorporation, Inc. (the “Great Western”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 12, 2012, by and among (i) North Central, Great Western and 150, Inc. (“150”).  Under the terms of the Merger Agreement, 150 merged with and into North Central (the “Merger”) and North Central became wholly-owned by Great Western.   Upon the effectiveness of the Merger, each share of Common Stock of North Central outstanding immediately prior to the effective time of the Merger was converted into the right to receive $30.58 per share, in cash and without interest and subject to any applicable withholding.  Also as of the effective time of the Merger, each option to purchase shares of North Central Common Stock, whether or not then exercisable or vested, ceased to represent a right to acquire shares of North Central Common Stock and were converted, in settlement and cancellation thereof, into the right to receive a lump sum cash payment calculated under the formula specified in the Merger Agreement.

As a result, North Central has terminated the offering of any Common Stock underlying options pursuant to the Registration Statement.  In accordance with an undertaking made by North Central in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, North Central hereby amends the Registration Statement to remove from registration all shares of Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statement and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Dodge, State of Iowa, on June 22, 2012.

NORTH CENTRAL BANCSHARES, INC.

By:	/s/ David M. Bradley
David M. Bradley, Chairman, President and Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on June 22, 2012.

Name	Title	Date
/s/ David M. Bradley David M. Bradley	President, Chief Executive Officer, Director, and Chairman of the Board (Principal Executive Officer)	June 22, 2012
/s/ Jane M. Funk Jane M. Funk	Chief Financial Officer, Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2012
/s/ Robert H. Singer, Jr.	Director	June 22, 2012
Robert H. Singer, Jr.
/s/ Thomas E. Stanberry	Director	June 22, 2012
Thomas E. Stanberry
/s/ Mark M. Thompson	Director	June 22, 2012
Mark M. Thompson
/s/ Randall L. Minear	Director	June 22, 2012
Randall L. Minear
/s/ Paul F. Bognanno	Director	June 22, 2012
Paul F. Bognanno
/s/ C. Thomas Chalstrom	Director	June 22, 2012
C. Thomas Chalstrom